1 Exhibit 99.1 U.S. CONCRETE ANNOUNCES SECOND QUARTER 2017 RESULTS Second Quarter 2017 Highlights Compared to Second Quarter 2016 • Consolidated revenue increased 23.6% to $340.9 million • Ready-mixed concrete revenue increased 24.8% to $310.1 million • Ready-mixed concrete average sales price improved 4.2% to $134.43 per cubic yard • Aggregate products revenue increased 19.0% to $22.8 million • Aggregate products average sales price improved 7.5% to $12.86 per ton • Net loss per diluted share of $0.15 compared to net loss per diluted share of $0.23 • Adjusted Net Income from Continuing Operations per Diluted Share of $0.95 compared to $0.541 • Loss from continuing operations of $2.2 million compared to loss from continuing operations of $3.3 million • Loss from continuing operations margin of 0.6% compared to loss from continuing operations margin of 1.2% • Total Adjusted EBITDA increased 55.4% to $53.0 million1 • Total Adjusted EBITDA margin of 15.5% compared to 12.4%1 • Generated net cash provided by operating activities of $23.6 million compared to $15.5 million and Adjusted Free Cash Flow of $16.6 million1 compared to $4.2 million 1 Adjusted Net Income from Continuing Operations per Diluted Share, Total Adjusted EBITDA, Total Adjusted EBITDA Margin and Adjusted Free Cash Flow are non-GAAP financial measures. Please refer to the reconciliations and other information at the end of this press release. EULESS, TEXAS – August 8, 2017 – U.S. Concrete, Inc. (NASDAQ: USCR), a leading producer of construction materials in select major markets across the United States, today reported results for the quarter ended June 30, 2017. In the second quarter of 2017, we reported net loss of $2.3 million compared to a net loss of $3.5 million in the second quarter of 2016. Results for the second quarter of 2017 include the recognition of a $15.8 million non-cash derivative related loss resulting from fair value changes in the Company's outstanding warrants compared to a $2.6 million non-cash derivative related loss in the second quarter of 2016. In addition, we incurred $2.4 million in acquisition-related costs during the second quarter of 2017 compared to $0.4 million in the second quarter of 2016 as the Company has begun to significantly elevate the scale of our acquisition target profile resulting in increased diligence costs. During the 2017 second quarter, loss from continuing operations was $2.2 million, as compared to a loss from continuing operations of $3.3 million in the 2016 second quarter. Loss from continuing operations as a percentage of revenue was 0.6% in the second quarter of 2017, compared to a loss from continuing operations as a percentage of revenue of 1.2% in the second quarter of 2016. Total Adjusted EBITDA increased

2 to $53.0 million in the second quarter of 2017, compared to $34.1 million in the prior year second quarter. Total Adjusted EBITDA as a percentage of revenue was 15.5% in the second quarter of 2017, compared to 12.4% in the second quarter of 2016. William J. Sandbrook, President and Chief Executive Officer of U.S. Concrete, stated, “Our strong second quarter results demonstrate that we continue to successfully build upon our leadership positions in the major metropolitan markets in which we operate and capitalize on positive demand trends. We drove these superior results with our development of market leading positions in high growth urban areas with difficult operating environments and lack of reliance on external stimulus or local government funding. Our market strategy continues to prove successful and allowed us to achieve our 26th straight quarter of year-over-year revenue growth and 25th straight quarter of ready-mixed concrete pricing growth. Additionally, we remain focused on operating excellence and capitalized on our strategic operating leverage, which drove incremental aggregate products segment and ready-mixed concrete segment Adjusted EBITDA margins of 72.7% and 27.2%, respectively, through the first half of 2017." Mr. Sandbrook continued, “We are very optimistic for the balance of the year because we produced these results despite weather-related challenges in some of our major markets, including the Dallas/Fort Worth metroplex, which recorded the fifth wettest June on record and the wettest June in the past decade. Underlying market demand remains strong with the Architectural Billing Index at its highest point in three years and recently announced gross domestic product growth in the United States of 2.6% driven by solid growth in personal spending, nonresidential investment and federal government spending. These underlying positive trends continue to support the growth in our backlog and drive increased bidding activity in our markets. We have good visibility into the next 12-18 months and expect the current growth in our volume and pricing and margin expansion to continue.” Mr. Sandbrook concluded, “We remain active in the acquisition market with a very robust pipeline, which continues to improve in number and profile, and expect to continue to supplement our organic growth with strategic expansion within our existing markets and potential further vertical integration. Our acquisition pipeline continues to provide opportunities for selective, accretive growth in both our ready-mixed concrete and aggregate products platforms, and we are very focused on the potential to enter into new major metropolitan areas." SECOND QUARTER 2017 RESULTS COMPARED TO SECOND QUARTER 2016 RESULTS Consolidated revenue increased 23.6% to $340.9 million, compared to $275.8 million in the prior year second quarter. Revenue from the ready-mixed concrete segment increased $61.6 million, or 24.8%, compared to the prior year second quarter, driven by volume and pricing. The Company’s ready-mixed concrete sales volume was 2.3 million cubic yards, up 19.7% compared to the prior year second quarter. Ready-mixed concrete average sales price per cubic yard increased $5.42, or 4.2%, to $134.43 compared to $129.01 in the prior year second quarter. Ready-mixed concrete material spread increased 6.1% from $62.76 per cubic yard in the prior year second quarter to $66.59 for the second quarter of 2017. Ready-mixed concrete backlog at the end of the 2017 second quarter was approximately 7.6 million cubic yards, up 10.6% compared to

3 the end of the prior year second quarter and up 3.4% from the end of the prior year. Aggregate products sales volume was 1.5 million tons, up 8.3% compared to the prior year second quarter. Aggregate products average sales price improved 7.5% to $12.86 per ton in the 2017 second quarter compared to the prior year second quarter. During the 2017 second quarter, operating income increased $13.2 million to $30.3 million, with an operating income margin of 8.9% compared to 6.2% in the second quarter of 2016. On a non-GAAP basis, our consolidated Adjusted Gross Profit increased $23.8 million to $77.4 million in the 2017 second quarter, with an Adjusted Gross Margin of 22.7% compared to 19.4% in the prior year second quarter. Adjusted Gross Profit and Adjusted Gross Margin are non-GAAP financial measures. Please refer to the reconciliations and other information at the end of this press release. Selling, general and administrative (“SG&A”) expenses were $30.2 million in the 2017 second quarter compared to $23.2 million in the prior year second quarter. SG&A as a percentage of revenue was 8.9% in the 2017 second quarter compared to 8.4% in the prior year second quarter. We incurred $2.4 million in acquisition-related costs during the second quarter of 2017 compared to $0.4 million in the second quarter of 2016 as the Company has begun to significantly elevate the scale of our acquisition target profile resulting in increased diligence costs. On a non-GAAP basis, our Adjusted SG&A, which excludes acquisition-related professional fees and non-cash stock compensation expense, was $25.2 million for the 2017 second quarter compared to $20.1 million in the prior year second quarter. Adjusted SG&A as a percentage of revenue was 7.4% in the 2017 second quarter, compared to 7.3% in the prior year second quarter. Adjusted SG&A and Adjusted SG&A as a percentage of revenue are non-GAAP financial measures. Please refer to the reconciliations and other information at the end of this press release. During the 2017 second quarter, loss from continuing operations was $2.2 million, as compared to a loss from continuing operations of $3.3 million in the 2016 second quarter. Total Adjusted EBITDA of $53.0 million in the 2017 second quarter increased $18.9 million compared to the prior year second quarter. Ready-mixed concrete segment Adjusted EBITDA increased $16.9 million to $49.6 million in the 2017 second quarter primarily due to higher volumes and selling prices. Aggregate products Adjusted EBITDA of $8.7 million in the 2017 second quarter increased $3.5 million compared to the prior year second quarter. For the second quarter of 2017, net loss was $2.3 million, or a $0.15 loss per diluted share, compared to a net loss of $3.5 million, or a $0.23 loss per diluted share, in the second quarter of 2016. Adjusted Net Income from Continuing Operations was $15.8 million, or $0.95 per diluted share in the second quarter of 2017, compared to $8.7 million, or $0.54 per diluted share, in the prior year second quarter, including the impact of a normalized tax rate of 40% in both periods. Adjusted Net Income from Continuing Operations in the second quarter of 2017 excludes a $15.8 million non-cash derivative related loss resulting from fair value changes in the Company's outstanding warrants. This compares to a non-cash derivative related loss of $2.6 million during the second quarter of 2016. The non-cash derivative related losses were primarily due to changes in the price of the Company's common stock during each period. These warrants expire on August 31, 2017. Adjusted

4 Net Income from Continuing Operations is a non-GAAP financial measure. Please refer to the reconciliation and other information at the end of this press release. FIRST SIX MONTHS OF 2017 RESULTS COMPARED TO FIRST SIX MONTHS OF 2016 Consolidated revenue for the first six months of 2017 increased 22.9% to $640.1 million, versus $520.8 million in the comparable prior year period driven by higher volume and pricing in both ready-mixed concrete and aggregate products. Revenue from the ready-mixed concrete segment increased $113.0 million, or 23.9%, compared to the prior year period. Aggregate products revenue increased $6.3 million, or 18.4%, compared to the prior year period. During the first six months of 2017, operating income increased $24.4 million to $51.6 million, with an operating income margin of 8.1% compared to 5.2% in the prior year period. On a non-GAAP basis, our consolidated Adjusted Gross Profit increased $40.9 million to $140.7 million in the 2017 first half, with an Adjusted Gross Margin of 22.0% compared to 19.2% in the prior year first half. For the first six months of 2017, net income was $4.5 million compared to a net loss of $13.5 million for the first six months of 2016. During the first six months of 2017, income from continuing operations was $4.8 million compared to a $13.2 million loss in the first six months of 2016. Income from continuing operations as a percentage of revenue was 0.8% in the first half of 2017, compared to a loss from continuing operations as a percentage of revenue of 2.5% in the first half of 2016. For the first six months of 2017, Total Adjusted EBITDA of $94.1 million increased by $34.4 million versus $59.7 million in the comparable prior year period. Total Adjusted EBITDA as a percentage of revenue was 14.7% in the first half of 2017, compared to 11.5% in the first half of 2016. Ready-mixed concrete segment Adjusted EBITDA increased by $30.8 million to $91.2 million compared to the prior year period. Aggregate products segment Adjusted EBITDA increased by $4.6 million to $12.7 million compared to the prior year period. BALANCE SHEET AND LIQUIDITY Net cash provided by operating activities in the second quarter of 2017 was $23.6 million compared to net cash provided by operating activities in the prior year second quarter of $15.5 million. The Company’s Adjusted Free Cash Flow in the second quarter of 2017 was $16.6 million, compared to $4.2 million in the prior year second quarter. At June 30, 2017, the Company had cash and cash equivalents of $271.7 million and total debt of 673.8 million, resulting in Net Debt of $402.1 million. Net Debt increased by $28.6 million from December 31, 2016, largely as a result of $24.4 million of equipment financing incurred during the first half of 2017. The Company had $232.5 million of unused availability under its revolving credit facility at June 30, 2017. Net Debt is a non-GAAP financial measure. Please refer to the reconciliation and other information at the end of this press release. CONFERENCE CALL AND WEBCAST DETAILS

5 U.S. Concrete will host a conference call on Tuesday, August 8, 2017 at 10:00 a.m. Eastern time (9:00 a.m. Central), to review its second quarter 2017 results. To participate in the call, please dial (877) 312-8806 – Conference ID: 61902201 at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call. A live webcast will be available on the Investor Relations section of the Company's website at www.us-concrete.com. Please visit the website at least 15 minutes before the call begins to register, download and install any necessary audio software. A replay of the conference call and archive of the webcast will be available shortly after the call on the Investor Relations section of the Company’s website at www.us-concrete.com. ABOUT U.S. CONCRETE U.S. Concrete serves the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and aggregate products. The Company has 156 standard ready-mixed concrete plants, 17 volumetric ready-mixed concrete facilities, and 17 producing aggregates facilities. During 2016, U.S. Concrete sold approximately 8.1 million cubic yards of ready-mixed concrete and approximately 5.6 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com. CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS This press release contains various forward-looking statements and information that are based on management's beliefs, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding: the expansion of the business; the opportunities and results of our acquisitions; the prospects for growth in new and existing markets; encouraging nature of volume and pricing increases; the business levels of our existing markets; ready-mixed concrete backlog; ability to maintain our cost structure and monitor fixed costs; ability to maximize liquidity, manage variable costs, control capital spending and monitor working capital usage; and the adequacy of current liquidity. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; the availability of refinancing alternatives; results of litigation; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2016. (Tables Follow)

6 U.S. CONCRETE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in thousands, except per share amounts) Three Months Ended June 30, Six Months Ended June 30, 2017 2016 2017 2016 Revenue $ 340,926 $ 275,750 $ 640,059 $ 520,795 Cost of goods sold before depreciation, depletion and amortization 263,574 222,216 499,333 420,974 Selling, general and administrative expenses 30,200 23,180 56,017 46,343 Depreciation, depletion and amortization 16,350 13,015 32,209 24,656 Loss on revaluation of contingent consideration 720 364 1,328 1,611 Gain on sale of assets (198) (114) (390) (13) Operating income 30,280 17,089 51,562 27,224 Interest expense, net (10,368) (6,598) (20,510) (12,298) Derivative loss (15,766) (2,562) (13,910) (15,342) Loss on extinguishment of debt — (12,003) — (12,003) Other income, net 596 510 1,304 1,007 Income (loss) from continuing operations before income taxes 4,742 (3,564) 18,446 (11,412) Income tax expense (benefit) 6,911 (251) 13,613 1,740 (Loss) income from continuing operations (2,169) (3,313) 4,833 (13,152) Loss from discontinued operations, net of taxes (180) (164) (302) (352) Net (loss) income $ (2,349) $ (3,477) $ 4,531 $ (13,504) Basic (loss) income per share: (Loss) income from continuing operations $ (0.14) $ (0.22) $ 0.31 $ (0.89) Loss from discontinued operations, net of taxes (0.01) (0.01) (0.02) (0.02) Net (loss) income per share – basic $ (0.15) $ (0.23) $ 0.29 $ (0.91) Diluted income (loss) per share: (Loss) income from continuing operations $ (0.14) $ (0.22) $ 0.29 $ (0.89) Loss from discontinued operations, net of taxes (0.01) (0.01) (0.02) (0.02) Net (loss) income per share – diluted $ (0.15) $ (0.23) $ 0.27 $ (0.91) Weighted average shares outstanding: Basic 15,703 14,920 15,601 14,854 Diluted 15,703 14,920 16,531 14,854

7 U.S. CONCRETE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) June 30, 2017 December 31, 2016 (Unaudited) ASSETS Current assets: Cash and cash equivalents $ 271,739 $ 75,774 Trade accounts receivable, net 218,252 207,292 Inventories 44,127 41,979 Prepaid expenses 7,244 5,534 Other receivables 6,954 8,691 Other current assets 1,324 2,019 Total current assets 549,640 341,289 Property, plant and equipment, net 407,120 337,412 Goodwill 135,338 133,271 Intangible assets, net 120,658 130,973 Other assets 2,069 2,457 Total assets $ 1,214,825 $ 945,402 LIABILITIES AND EQUITY Current liabilities: Accounts payable $ 116,895 $ 110,694 Accrued liabilities 83,078 85,243 Current maturities of long-term debt 21,048 16,654 Derivative liabilities 61,261 57,415 Total current liabilities 282,282 270,006 Long-term debt, net of current maturities 652,821 432,644 Other long-term obligations and deferred credits 62,391 46,267 Deferred income taxes 11,985 7,656 Total liabilities 1,009,479 756,573 Commitments and contingencies Equity: Preferred stock — — Common stock 17 17 Additional paid-in capital 264,643 249,832 Accumulated deficit (34,765) (39,296) Treasury stock, at cost (24,549) (21,724) Total stockholders' equity 205,346 188,829 Total liabilities and equity $ 1,214,825 $ 945,402

8 U.S. CONCRETE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in thousands) Six Months Ended June 30, 2017 2016 CASH FLOWS FROM OPERATING ACTIVITIES: Net income (loss) $ 4,531 $ (13,504) Adjustments to reconcile net income (loss) to net cash provided by operating activities: Depreciation, depletion and amortization 32,209 24,656 Debt issuance cost amortization 1,041 1,017 Amortization of discount on long-term incentive plan and other accrued interest 374 250 Amortization of premium on long-term debt (775) — Net loss on derivative 13,910 15,342 Net loss on revaluation of contingent consideration 1,328 1,611 Net gain on sale of assets (390) (13) Loss on extinguishment of debt — 12,003 Deferred income taxes 4,816 2,863 Provision for doubtful accounts and customer disputes 1,896 522 Stock-based compensation 4,253 4,121 Changes in assets and liabilities, excluding effects of acquisitions: Accounts receivable (12,856) (3,834) Inventories (1,942) (2,583) Prepaid expenses and other current assets 98 (798) Other assets and liabilities (22) 780 Accounts payable and accrued liabilities 4,684 (6,915) Net cash provided by operating activities(1) 53,155 35,518 CASH FLOWS FROM INVESTING ACTIVITIES: Purchases of property, plant and equipment (18,692) (22,933) Payments for acquisitions, net of cash acquired (32,836) (44,272) Proceeds from disposals of property, plant and equipment 841 373 Proceeds from disposal of businesses 873 250 Net cash used in investing activities (49,814) (66,582) CASH FLOWS FROM FINANCING ACTIVITIES: Proceeds from revolver borrowings — 128,789 Repayments of revolver borrowings — (173,789) Proceeds from issuance of debt 211,500 400,000 Repayments of debt — (200,000) Premium paid on early retirement of debt — (8,500) Proceeds from exercise of stock options and warrants 494 110 Payments of other long-term obligations (4,536) (2,979) Payments for other financing (8,778) (5,033) Debt issuance costs (3,231) (7,689) Other treasury share purchases (2,825) (2,654) Net cash provided by financing activities(1) 192,624 128,255 NET INCREASE IN CASH AND CASH EQUIVALENTS 195,965 97,191 CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD 75,774 3,925 CASH AND CASH EQUIVALENTS AT END OF PERIOD $ 271,739 $ 101,116 (1) For the six months ended June 30, 2016, we have classified $3.9 million of excess tax benefits as an operating activity rather than a financing activity due to the adoption of Accounting Standards Update 2016-09.

SEGMENT FINANCIAL INFORMATION

Our two reportable segments consist of ready-mixed concrete and aggregate products. Our chief operating decision maker evaluates segment performance and allocates resources based on Adjusted EBITDA. The following tables set forth certain unaudited financial information relating to our continuing operations by reportable segment (in thousands, except average sales price amounts):

	Three Months Ended June 30,		Six Months Ended June 30,	
	2017	2016	2017	2016
Revenue:				
Ready-mixed concrete				
Sales to external customers	$ 310,122	$ 248,532	$ 585,578	$ 472,621
Aggregate products				
Sales to external customers	12,036	10,607	21,333	18,466
Intersegment sales	10,730	8,517	19,257	15,803
Total aggregate products	22,766	19,124	40,590	34,269
Total reportable segment revenue	332,888	267,656	626,168	506,890
Other products and eliminations	8,038	8,094	13,891	13,905
Total revenue	$ 340,926	$ 275,750	$ 640,059	$ 520,795
Reportable Segment Adjusted EBITDA				
Ready-mixed concrete Adjusted EBITDA	$ 49,646	$ 32,660	$ 91,150	$ 60,415
Aggregate products Adjusted EBITDA	$ 8,674	$ 5,151	$ 12,671	$ 8,075

	Three Months Ended June 30,		Year-Over-Year % Change	Six Months Ended June 30,		Year-Over-Year % Change
	2017	2016		2017	2016	
Ready-Mixed Concrete						
Average sales price per cubic yard	$ 134.43	$ 129.01	4.2%	$ 134.36	$ 127.78	5.1%
Sales volume in cubic yards	2,304	1,925	19.7%	4,353	3,689	18.0%
Aggregate Products						
Average sales price per ton	$ 12.86	$ 11.96	7.5%	$ 12.73	$ 11.69	8.9%
Sales volume in tons	1,529	1,412	8.3%	2,775	2,610	6.3%

9

10 NON-GAAP FINANCIAL MEASURES (Unaudited) Total Adjusted EBITDA and Total Adjusted EBITDA Margin Total Adjusted EBITDA and Total Adjusted EBITDA Margin are non-GAAP financial measures. We define Total Adjusted EBITDA as our income (loss) from continuing operations plus income tax expense (benefit), depreciation, depletion and amortization, net interest expense, loss on extinguishment of debt, derivative (gain) loss, non-cash (gain) loss on revaluation of contingent consideration, non-cash stock compensation expense, acquisition-related professional fees, and officer severance. Acquisition-related professional fees consists of fees and expenses for accountants, lawyers and other professionals incurred during the negotiation and closing of strategic acquisitions and does not include fees or expenses associated with post-closing integration of strategic acquisitions. We define Total Adjusted EBITDA Margin as the amount determined by dividing Total Adjusted EBITDA by total revenue. We have included Total Adjusted EBITDA and Total Adjusted EBITDA Margin herein because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use Total Adjusted EBITDA and Total Adjusted EBITDA Margin to monitor and compare the financial performance of our operations. Total Adjusted EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, our presentation of Total Adjusted EBITDA may not be comparable to similarly titled measures other companies report. Total Adjusted EBITDA and Total Adjusted EBITDA Margin are not intended to be used as an alternative to any measure of our performance in accordance with GAAP. The following table reconciles Total Adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) from continuing operations (in thousands). Three Months Ended June 30, Six Months Ended June 30, 2017 2016 2017 2016 Total Adjusted EBITDA Reconciliation (Loss) income from continuing operations $ (2,169) $ (3,313) $ 4,833 $ (13,152) Add: Income tax expense 6,911 (251) 13,613 1,740 Income (loss) from continuing operations before income taxes 4,742 (3,564) 18,446 (11,412) Add: Depreciation, depletion and amortization 16,350 13,015 32,209 24,656 Add: Interest expense, net 10,368 6,598 20,510 12,298 Add: Loss on extinguishment of debt — 12,003 — 12,003 Add: Derivative loss 15,766 2,562 13,910 15,342 Add: Non-cash loss on revaluation of contingent consideration 720 364 1,328 1,611 Add: Non-cash stock compensation expense 2,634 2,744 4,253 4,121 Add: Acquisition-related professional fees 2,414 379 2,827 1,127 Add: Officer severance — — 584 — Total Adjusted EBITDA (non-GAAP) $ 52,994 $ 34,101 $ 94,067 $ 59,746 (Loss) income from continuing operations margin (0.6)% (1.2)% 0.8% (2.5)% Total Adjusted EBITDA Margin (non-GAAP) 15.5% 12.4% 14.7% 11.5%

11 Adjusted Gross Profit and Adjusted Gross Margin Adjusted Gross Profit and Adjusted Gross Margin are non-GAAP financial measures. We define Adjusted Gross Profit as our income from operations, plus depreciation, depletion and amortization, selling, general and administrative expenses, (gain) loss on revaluation of contingent consideration, and (gain) loss on sale of assets. We define Adjusted Gross Margin as the amount determined by dividing Adjusted Gross Profit by total revenue. We have included Adjusted Gross Profit and Adjusted Gross Margin herein because they are widely used by investors for valuing and comparing our financial performance from period to period. We also use Adjusted Gross Profit and Adjusted Gross Margin to monitor and compare the financial performance of our operations. Adjusted Gross Profit and Adjusted Gross Margin are not intended to be used as an alternative to any measure of our performance in accordance with GAAP. The following table reconciles Adjusted Gross Profit to the most directly comparable GAAP financial measure, which is operating income (in thousands). Three Months Ended Six Months Ended June 30, June 30, 2017 2016 2017 2016 Adjusted Gross Profit Reconciliation Operating income $ 30,280 $ 17,089 $ 51,562 $ 27,224 Add: Depreciation, depletion and amortization 16,350 13,015 32,209 24,656 Add: Selling, general and administrative expenses 30,200 23,180 56,017 46,343 Add: Loss on revaluation of contingent consideration 720 364 1,328 1,611 Add: Gain on sale of assets (198) (114) (390) (13) Adjusted Gross Profit (non-GAAP) $ 77,352 $ 53,534 $ 140,726 $ 99,821 Operating income margin 8.9% 6.2% 8.1% 5.2% Adjusted Gross Margin (non-GAAP) 22.7% 19.4% 22.0% 19.2% Adjusted SG&A and Adjusted SG&A as a Percentage of Revenue Adjusted selling, general and administrative (“SG&A”) and Adjusted SG&A as a percentage of revenue are non-GAAP financial measures. We define Adjusted SG&A as selling, general and administrative expenses, minus non-cash stock compensation expense, acquisition-related professional fees, and officer severance. We define Adjusted SG&A as a percentage of revenue as Adjusted SG&A divided by total revenue. We have included Adjusted SG&A and Adjusted SG&A as a percentage of revenue herein because they are used by investors to compare our SG&A leverage with the performance of other building materials companies. We use Adjusted SG&A and Adjusted SG&A as a percentage of revenue to monitor and compare the financial performance of our operations. Adjusted SG&A and Adjusted SG&A as a percentage of revenue are not intended to be used as an alternative to any measure of our performance under GAAP. The following table reconciles Adjusted SG&A to the most directly comparable GAAP financial measure, which is SG&A (in thousands). Three Months Ended Six Months Ended June 30, June 30, 2017 2016 2017 2016 Adjusted SG&A Selling, general and administrative expenses $ 30,200 $ 23,180 $ 56,017 $ 46,343 Less: Non-cash stock compensation expense (2,634) (2,744) (4,253) (4,121) Less: Acquisition-related professional fees (2,414) (379) (2,827) (1,127) Less: Officer severance — — (584) — Adjusted SG&A (non-GAAP) $ 25,152 $ 20,057 $ 48,353 $ 41,095 SG&A as a percentage of revenues 8.9% 8.4% 8.8% 8.9% Adjusted SG&A as a percentage of revenues (non-GAAP) 7.4% 7.3% 7.6% 7.9%

12 Adjusted Net Income from Continuing Operations and Adjusted Net Income from Continuing Operations per Diluted Share Adjusted Net Income from Continuing Operations and Adjusted Net Income from Continuing Operations per Diluted Share are non-GAAP financial measures. We define Adjusted Net Income from Continuing Operations as net (loss) income, plus loss (income) from discontinued operations, net of taxes, income tax expense (benefit), derivative (gain) loss, loss on extinguishment of debt, non-cash stock compensation expense, acquisition-related professional fees, officer severance and non-cash (gain) loss on revaluation of contingent consideration. We also adjust Adjusted Net Income from Continuing Operations for a normalized effective income tax rate of 40%. We define Adjusted Net Income from Continuing Operations per Diluted Share as Adjusted Net Income from Continuing Operations on a diluted per share basis. Acquisition-related professional fees consists of fees and expenses for accountants, lawyers and other professionals incurred during the negotiation and closing of strategic acquisitions and does not include fees or expenses associated with post-closing integration of strategic acquisitions. We have included Adjusted Net Income from Continuing Operations and Adjusted Net Income from Continuing Operations per Diluted Share herein because they are used by investors for valuation and comparing our financial performance with the performance of other building material companies. We use Adjusted Net Income from Continuing Operations and Adjusted Net Income from Continuing Operations per Diluted Share to monitor and compare the financial performance of our operations. Adjusted Net Income from Continuing Operations and Adjusted Net Income from Continuing Operations per Diluted Share are not intended to be used as an alternative to any measure of our performance in accordance with GAAP. The following tables reconcile (i) Adjusted Net Income from Continuing Operations to the most directly comparable GAAP financial measure, which is net (loss) income and (ii) Adjusted Net Income from Continuing Operations per Diluted Share to the most directly comparable GAAP financial measure, which is net (loss) income per diluted share (in thousands, except per share amounts). Three Months Ended June 30, Six Months Ended June 30, 2017 2016 2017 2016 Adjusted Net Income from Continuing Operations Reconciliation Net (loss) income $ (2,349) $ (3,477) $ 4,531 $ (13,504) Add: Loss from discontinued operations, net of taxes 180 164 302 352 Add: Income tax expense 6,911 (251) 13,613 1,740 Income (loss) from continuing operations before income taxes 4,742 (3,564) 18,446 (11,412) Add: Derivative loss 15,766 2,562 13,910 15,342 Add: Loss on extinguishment of debt — 12,003 — 12,003 Add: Non-cash stock compensation expense 2,634 2,744 4,253 4,121 Add: Acquisition-related professional fees 2,414 379 2,827 1,127 Add: Officer severance — — 584 — Add: Non-cash loss on revaluation of contingent consideration 720 364 1,328 1,611 Adjusted income from continuing operations before income taxes 26,276 14,488 41,348 22,792 Less: Normalized income tax expense(1) 10,510 5,795 16,539 9,117 Adjusted Net Income from Continuing Operations (non-GAAP) $ 15,766 $ 8,693 $ 24,809 $ 13,675 (1) Assumes a normalized effective tax rate of 40% in both periods.

	Three Months Ended June 30,		Six Months Ended June 30,	
	2017	2016[1]	2017	2016[1]
Adjusted Net Income from Continuing Operations per Diluted Share Reconciliation				
Net (loss) income per diluted share	$ (0.15)	$ (0.23)	$ 0.27	$ (0.91)
Add: Loss from discontinued operations, net of taxes per diluted share	0.01	0.01	0.02	0.02
Add: Income tax expense per diluted share	0.43	(0.02)	0.83	0.12
Income (loss) from continuing operations before income taxes per diluted share	0.29	(0.24)	1.12	(0.77)
Add: Impact of derivative loss	0.95	0.16	0.84	0.95
Add: Impact of loss on extinguishment of debt	—	0.74	—	0.74
Add: Impact of non-cash stock compensation expense	0.16	0.17	0.26	0.26
Add: Impact of acquisition-related professional fees	0.15	0.02	0.17	0.07
Add: Impact of officer severance	—	—	0.03	—
Add: Impact of non-cash loss on revaluation of contingent consideration	0.04	0.02	0.08	0.10
Adjusted income from continuing operations before income taxes	1.59	0.89	2.50	1.41
Less: Normalized income tax expense[2]	0.64	0.36	1.00	0.57
Adjusted Net Income from Continuing Operations per Diluted Share (non-GAAP)	$ 0.95	$ 0.54	$ 1.50	$ 0.85

(1) Net loss per diluted share for the three and six months ended June 30, 2016 excludes common stock equivalents of 1.3 million shares from our warrants, options and restricted stock as their impact is anti-dilutive based on the net loss for the period; however, these common stock equivalents are included in Adjusted Net Income from Continuing Operations per Diluted Share.

(2) Assumes a normalized effective tax rate of 40% in both periods.

Adjusted Free Cash Flow

Adjusted Free Cash Flow is a non-GAAP financial measure. We define Adjusted Free Cash Flow as net cash provided by operating activities less capital expenditures, plus proceeds from the sale of property, plant and equipment, proceeds from disposals of acquired businesses and insurance proceeds from property loss claim. We consider Adjusted Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments. However, Adjusted Free Cash Flow is not intended to be used as an alternative to any measure of our liquidity in accordance with GAAP. The following table reconciles Adjusted Free Cash Flow to the most directly comparable GAAP financial measure, which is net cash provided by operating activities (in thousands).

	Three Months Ended June 30,		Six Months Ended June 30,	
	2017	2016	2017	2016
Adjusted Free Cash Flow Reconciliation				
Net cash provided by operating activities[1]	$ 23,611	$ 15,478	$ 53,155	$ 35,518
Less: Purchases of property, plant and equipment	(7,974)	(11,713)	(18,692)	(22,933)
Add: Proceeds from disposals of property, plant and equipment	356	336	841	373
Add: Proceeds from the disposal of businesses	579	125	873	250
Adjusted Free Cash Flow (non-GAAP)	$ 16,572	$ 4,226	$ 36,177	$ 13,208

(1) For the three and six months ended June 30, 2016, we have classified $1.7 million and $3.9 million, respectively, of excess tax benefits as an operating activity rather than a financing activity due to the adoption of Accounting Standards Update 2016-09.

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14 Net Debt Net Debt is a non-GAAP financial measure. We define Net Debt as total debt, including current maturities and capital lease obligations, less cash and cash equivalents. We believe that Net Debt is useful to investors as a measure of our financial position. We use Net Debt to monitor and compare our financial position from period to period. However, Net Debt is not intended to be used as an alternative to any measure of our financial position in accordance with GAAP. The following table reconciles Net Debt to the most directly comparable GAAP financial measure, which is total debt, including current maturities and capital lease obligations (in thousands). As of As of June 30, 2017 December 31, 2016 Net Debt Reconciliation Total debt, including current maturities and capital lease obligations $ 673,869 $ 449,298 Less: Cash and cash equivalents 271,739 75,774 Net Debt (non-GAAP) $ 402,130 $ 373,524 Net Debt to Total Adjusted EBITDA Net Debt to Total Adjusted EBITDA is a non-GAAP financial measure. We define Net Debt to Total Adjusted EBITDA as Net Debt divided by Total Adjusted EBITDA for the applicable last twelve month period. We believe that Net Debt to Total Adjusted EBITDA is useful to investors as a measure of our financial position. We use this measure to monitor and compare our financial position from period to period. However, Net Debt to Total Adjusted EBITDA is not intended to be used as an alternative to any measure of our financial position in accordance with GAAP. The following table presents our calculation of Net Debt to Total Adjusted EBITDA and the most directly comparable GAAP ratio, which is total debt to last twelve months ("LTM") income from continuing operations (in thousands). Twelve Month Period July 1, 2016 to June 30, 2017 Total Adjusted EBITDA Reconciliation Income from continuing operations $ 27,563 Add: Income tax expense 33,024 Income from continuing operations before income taxes 60,587 Add: Depreciation, depletion and amortization 62,405 Add: Interest expense, net 35,921 Add: Derivative loss 18,506 Add: Non-cash loss on revaluation of contingent consideration 4,942 Add: Non-cash stock compensation expense 7,231 Add: Acquisition-related professional fees 3,950 Add: Officer severance 584 Total Adjusted EBITDA (non-GAAP) $ 194,126 Net Debt $ 402,130 Total debt to LTM income from continuing operations 24.45x Net Debt to Total Adjusted EBITDA as of June 30, 2017 (non-GAAP) 2.07x Contact: U.S. Concrete, Inc. Investor Relations 844-828-4774 IR@us-concrete.com